EXHIBIT 99.1

Treaty Energy Corporation Strikes Oil in Belize

Treaty’s Drilling Team Struck Oil on its First Well on the Princess Concession in Belize Friday, January 27th, at 4:30 PM-CT – This 1st Well, SAN JUAN #2, will be Put into Production Following Review by Belizean Regulatory Officials – The Stann Creek Field is Estimated to Contain up to 6 Million Barrels of Recoverable Oil

NEW ORLEANS, Jan 30, 2012 -- Treaty Energy Corporation (OTCQB: TECO) (www.treatyenergy.com), a growth-oriented international energy company, today reported drilling success on its first oil well, SAN JUAN #2, in Belize, Central America.

The SAN JUAN #2 well is near Independence Village, Belize, located adjacent to the Port of Big Creek in the Stann Creek District.

Final phase of drilling this well commenced on January 24, 2012, after review and compliance with all government regulations, requirements and inspections by Belizean officials and permission granted.

The initial casing (8 5/8 inch) was set and cemented in place using upgraded cement that was requested (H Grade).  Upon completion of the cementing process it was allowed to cure for more than 24 hours.

Once the cement was properly cured and inspected by government officials permission was then given to drill to depth on the well.

All information compiled by Treaty engineers, geologists and its own accomplished oil industry veterans (Steve York, Bill Harden) indicated that we would start to encounter shows of hydrocarbons around 1100 ft.

At 1235 ft hydrocarbons were detected in the form of a gas register.  This presence of C1-C4 gas readings indicated a geo-pressurized oil bearing zone/gas driven.  As drilling continued the indicator steadily increased from the depth of 1235 ft with readings being taken at 1 ft intervals.

On site analysis of the cuttings by Advanced Geological Services, Treaty’s “Mud Logging” equipment supplier and consultant revealed that hydrocarbons (Oil) were present in the cuttings samples.  Continued drilling showed a constant increase in hydrocarbon presence in the formation through 1290 ft, after which there was a steady decline.  This defined the producing zone to be 1235 ft – 1290ft.

Andrew V. Reid, Chairman and Co-CEO of Treaty Energy Corporation, stated “We were advised by the drilling team to produce this first well, SAN JUAN #2, at the first pay zone based on their professional expertise.  It is our plan to drill SAN JUAN # 1 deeper than SAN JUAN #2 in the belief that there may be additional pay zones present.”

The cursory field examinations of the cuttings samples indicate lime characteristics with good porosity and high saturation.  On site personnel evaluated the samples and came to the following conclusions.  The characteristics are very similar to some of the great oil producing zones in Texas, specifically the Ellenburger Lime, Hope Lime, Caddo Lime, Edwards Lime, etc.  The characteristics of these Lime plays are very well documented with initial production rates up to and sometimes exceeding 1000 BPD.  These plays have produced hundreds of millions of barrels of oil over the past century and have been the source of many of the great Texas success stories.

Based on analysis and results the following plans will be implemented as we work in accordance with Belizean officials to properly integrate and produce this well.

1)  Total depth of the SAN JUAN #2 well will be 1300 ft.

2)  The drill pipe will be removed from the hole and the hole will be conditioned for completion.

3)  A “four-quadrant” camera shot will be made to provide the geologists a photo image of the pay zone in four 90-degree views.

4)  The 4 1/2 inch tubing will be set and cemented in place in the well bore.

5)  Wire Line Logs will be done to supplement the Mud Logging data.

6)  The casing will be perforated in the oil bearing zone.

7)  Standard completion procedures will be performed to bring the well on line.

Treaty is in the process of acquiring its own wire line logging equipment.  This equipment will be delivered to Belize on Treaty’s newly acquired tractor/trailer that Treaty purchased to expedite deliveries of time sensitive items that are required for the Belize drilling projects.

Mr. Reid, commented, “Treaty’s initial analysis of the 200,000 acre ‘onshore’ Princess Concession includes 80 anomalies showing promise.  Through early analysis we believe we have so far identified 3 possible oil bearing fields of various sizes.  Treaty chose the current, Stann Creek Field, for our initial exploration wells because of its easy access by our drilling team, proximity to nearby port facilities, and it being well outside of any protected areas.  Our internal analysis indicates that the Stann Creek Field covers an area of around 350 acres, and with 4-acre spacing we would expect to drill up to 90 wells in this oil field.  Based on our initial findings, we estimate there are about 5,000,000-6,000,000 Barrels of recoverable oil in place in this first finding.”

Mr. Reid added, “We will commission third party engineers to confirm our estimates in the coming months.  Treaty has 200,000 acres to explore within the ‘onshore’ Princess Concession and 1,400,000 acres on the Paradise Concession.  We are taking all the necessary steps to move forward with an aggressive yet environmentally conscious drilling program on the Stan Creek Field and will continue analyzing all our additional acreage for additional drilling locations.”

About Treaty Energy Corporation

Treaty, an international energy company, is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements:

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
osprey57@optonline.net

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